Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors of
Hayes Lemmerz International, Inc.:
     We consent to incorporation by reference in the registration statement (No. 333-110684) on Form S-8 and registration statement (No. 333-141349) on Form S-3 of Hayes Lemmerz International, Inc. and subsidiaries of our reports dated April 5, 2007, with respect to the consolidated balance sheets of Hayes Lemmerz International, Inc. and subsidiaries as of January 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2007 and the effectiveness of internal control over financial reporting as of January 31, 2007, which reports appear in the January 31, 2007 annual report on Form 10-K of Hayes Lemmerz International, Inc. Our report dated April 5, 2007 states that effective February 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and effective January 31, 2007 the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB No. 87, 88, 106 and 132(R). Our report also states that for the year ended January 31, 2005 the Company eliminated the one-month lag previously related to the consolidation of the financial statements of international subsidiaries.
/s/ KPMG LLP
Detroit, Michigan
April 5, 2007